Exhibit 99.1

Item 1.01	Entry into a Material Definitive Agreement

On August 17, 2007, Autodesk, Inc. (“Autodesk”) entered into a Credit Agreement (the “Credit Agreement”) with Citibank, N.A. (“Citibank”), as agent and the lenders party to the Credit Agreement. The Credit Agreement provides for a $250,000,000 unsecured revolving credit facility, which may be used to borrow revolving loans for working capital and general corporate purposes of Autodesk and its subsidiaries.

Revolving loans may be borrowed, repaid and reborrowed until August 17, 2012, at which time all amounts borrowed must be repaid. No loans are currently outstanding under the Credit Agreement. Revolving loans will bear interest, at Autodesk’s option, at either (i) a floating rate per annum equal to the base rate, which is defined as the greatest of (A) Citibank’s prime rate, (B) three-month certificate of deposit rates, plus 0.500%, or (C) the federal funds rate, plus 0.500%, or (ii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market, plus a margin of between 0.400% and 1.000%, depending on Autodesk’s leverage ratio as of the most recently ended fiscal quarter. In addition, a utilization fee of 0.125% per annum will be added to the above determined applicable interest rate at any date the aggregate outstanding advances exceed 50% of the aggregate commitments. A default interest rate shall apply on all obligations during a payment event of default under the Credit Agreement at a rate per annum equal to 2.000% above the applicable interest rate. Autodesk will pay to each lender a facility fee on a quarterly basis based on the amount of each lender’s commitment to make loans, of between 0.100% and 0.250%, depending on Autodesk’s leverage ratio as of the most recently ended fiscal quarter. Revolving loans may be prepaid without penalty. Autodesk is also obligated to pay agent fees customary for a credit facility of this size and type.

The Credit Agreement requires Autodesk to maintain a maximum leverage ratio and a minimum interest coverage ratio during the term of the credit facility as is customary for a credit facility of this size and type. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of Autodesk and its subsidiaries to, among other things, grant liens or enter into agreements restricting their ability to grant liens on property, enter into mergers, dispose of assets, change their accounting or reporting policies, change their business and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type.

The Credit Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

Citibank and the lender parties to the Credit Agreement, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to Autodesk. These parties have received, and in the future may receive, compensation from Autodesk for these services.